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                                                                     Exhibit 4.5



                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                   PURSUANT TO PLEDGE AND SECURITY AGREEMENT


     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "AGREEMENT") is made and entered into as of July 25, 1997 by and among ITC/\DELTACOM, INC., a Delaware corporation (the "PLEDGOR") and INTERSTATE FIBERNET, INC., a Delaware corporation formerly known as ITC Transmission Systems, Inc. and a wholly owned subsidiary of the Pledgor (the "ASSIGNEE"), and accepted and agreed to as of the same date by UNITED STATES TRUST COMPANY OF NEW YORK, a banking and trust company duly organized and existing under the laws of the State of New York, as trustee (the "TRUSTEE") for itself and the holders (the "HOLDERS") of the Notes (as defined herein) issued by the Pledgor under the Indenture referred to below.

     WHEREAS, the Pledgor is party to that certain Placement Agreement dated May 29, 1997 (the "PLACEMENT AGREEMENT"), pursuant to which the Pledgor issued and sold to the Placement Agents (as defined in the Placement Agreement) $200,000,000 in aggregate principal amount of 11% Senior Notes due 2007 (the "NOTES"); and

     WHEREAS, the Pledgor and the Trustee have entered into that certain Indenture dated June 3, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE"), pursuant to which the Pledgor issued the Notes on June 3, 1997;

     WHEREAS, on June 3, 1997 pursuant to the Placement Agreement and the Indenture, the Pledgor caused to be deposited with the Trustee proceeds from the sale of the Notes in the amount of $194 million (the "FUNDS");

     WHEREAS, pursuant to, and in accordance with the provisions of, that certain Pledge and Security Agreement dated as of June 3, 1997 (the "PLEDGE AGREEMENT") the Trustee invested the Funds in the Collateral (as more fully described in the Pledge Agreement), which has been held by the Trustee for the benefit of the Holders of the Notes (i) to secure payment of the first six scheduled interest payments due on the Notes; (ii) to secure repayment of the principal, premium and interest on the Notes in the event that the Notes become due and payable prior to such time as the first six scheduled interest payments thereon shall have been paid in full; and (iii) to secure the redemption of the Notes in the event that the Reorganization (as defined in the Indenture) is not consummated, by September 15, 1997 (collectively, the "SECURED OBLIGATIONS"); and

     WHEREAS, the Reorganization has been consummated and certain related conditions specified in the Indenture have been satisfied; and
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     WHEREAS, pursuant to Section 7(c) of the Pledge Agreement, the Trustee has
applied approximately $62.7 million of the Funds to the purchase of U. S. Government Obligations as the Collateral to secure the remaining Obligations of the Pledgor and disbursed the balance of the Funds (or corresponding Cash Equivalents, as defined in the Pledge Agreement) to, or as directed by, the Pledgor; and

     WHEREAS, consistent with Section 10(a) of the Pledge Agreement, the Pledgor wishes to assign to the Assignee its beneficial interest in and to the Collateral, subject to the terms and conditions of the Pledge Agreement and this Agreement; and

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Defined Terms.  Unless otherwise specified or defined herein,
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capitalized terms used herein shall have the meanings ascribed to them in the
Pledge Agreement.

     2.   Assignment, Assumption and Acceptance.  Effective as of the date
          -------------------------------------
hereof, the Pledgor hereby transfers and assigns to the Assignee the Pledgor's entire beneficial interest in the Collateral, subject in all respects to the rights and interests of the Trustee and the Holders of the Notes under the Pledge Agreement, including, without limitation, the security interest created under the Pledge Agreement. The Assignee hereby accepts such transfer and assignment, and assumes all of the Pledgor's Obligations under the Pledge Agreement, including but not limited to, the Pledgor's obligation to permit the Collateral to be held as security for the Secured Obligations and otherwise applied in accordance with the Pledge Agreement; provided, however, that except
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for the continuing recourse to the Collateral, as provided under the Pledge
Agreement and this Agreement, neither the Trustee nor any of the Holders of the Notes shall have any recourse to the Assignee for payment on the Notes.

     3.   Further Agreements by the Assignee.  The Assignee hereby further
          ----------------------------------
agrees that:

     (i) the first six scheduled interest payments due on the Notes shall be paid from the Collateral;

     (ii) it will not enter into any agreement that would interfere with or prohibit payment of the first six scheduled interest payments due on the Notes from the Collateral;

     (iii) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or its beneficial interest therein; and

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(iv) it will not create or permit to exist any Lien (as defined in the
     Indenture) upon or other adverse interest in or with respect to its beneficial interest in any of the Collateral (except for the security interests granted under the Pledge Agreement).

     4.  Representations and Warranties of the Pledgor.  The Pledgor hereby
         ---------------------------------------------
represents and warrants to the Assignee and to the Trustee (for itself and the Holders of the Notes) that, as of the date hereof:

     (i) it is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware;

     (ii) it has the corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement;

     (iii) it is the sole legal and beneficial owner of all of the outstanding capital stock of the Assignee, and it owns such stock free and clear of any liens or encumbrances;

     (iv) execution, delivery and performance by the Pledgor of this Agreement have been duly authorized by its Board of Directors (which authorization has not been modified or rescinded and is in full force and effect) and this Agreement constitutes a valid and binding obligation of the Pledgor; and

     (v) the execution and delivery by the Pledgor of this Agreement and the transfer and assignment by the Pledgor of its beneficial interest in the Collateral do not violate any agreement or instrument to which the Pledgor is a party.

     5.  Representations and Warranties of the Assignee.  The Assignee hereby
         ----------------------------------------------
represents and warrants to the Pledgor and to the Trustee (for itself and the Holders of the Notes) that, as of the date hereof:

     (i) it is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware;

     (ii) it has the corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and the Pledge Agreement;

     (iii) all of the outstanding capital stock of the Assignee is owned of record (and, to Assignee's knowledge, beneficially) by the Pledgor;

     (iv) execution, delivery and performance by the Assignee of this Agreement have been duly authorized by its Board of Directors (which authorization has not been modified or rescinded and is in full force and effect) and this Agreement constitutes a valid and binding obligation of the Assignee; and

     (v) execution and delivery by the Assignee of this Agreement; acceptance by the Assignee of the Pledgor's beneficial interest in the Collateral; and

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assumption by the Assignee of the Pledgor's obligations under the Pledge
Agreement, including, but not limited to, the Obligations and the payment of the interest payments on the Notes from the Collateral (but excluding the Pledgor's recourse obligations under the Notes, as further set forth in the Pledge Agreement and the Indenture) do not violate any agreement or instrument to which the Assignee is a party.

     6.  Notices.  Any notice or communication which may be or are required to
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be given, served or sent by any party to the Pledgor pursuant to the Pledge
Agreement shall be given in writing concurrently and by the same means (whether delivered in person or mailed by first class mail, commercial courier service or telecopier communication) to the Assignee, addressed as follows:

                  Interstate FiberNet, Inc.
                  206 West Ninth Street
                  West Point, Georgia 31833
                  Attention: Douglas A. Shumate

     7.  Section Headings.  Section headings contained in this Agreement are
         ----------------
inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     8.   Governing Law.  This Agreement, the rights and obligations of the
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parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

     9.  Counterparts.  To facilitate execution, this Agreement may be executed
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in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.



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

     IN WITNESS WHEREOF, each party has executed this Assignment and Assumption Agreement Pursuant to Pledge and Security Agreement by its duly authorized representative as of the date first above written.

                              ITC/\DELTACOM, INC., a Delaware
                              corporation, as Pledgor


                              By:  /s/ Andrew M. Walker
                                 ----------------------------------------

                              Its:  Chief Executive Officer
                                  ---------------------------------------


                              INTERSTATE FIBERNET, INC., a Delaware
                              corporation, as Assignee


                              By:  /s/ Andrew M. Walker
                                 ----------------------------------------

                              Its:  Chief Executive Officer and President
                                  ---------------------------------------



ACCEPTED AND AGREED TO:

UNITED STATES TRUST COMPANY OF NEW YORK, a New York banking and trust company, as Trustee, for itself and the Holders of the Notes


By:  /s/ Louis Young
     ---------------

Its: Vice President
     ---------------

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